Exhibit 99.1

Courier Reports Second-Quarter Results

Textbook Ordering Delays, Housing Recession Reduce Sales and Earnings

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced results for the quarter ended March 29, 2008, the second quarter of its 2008 fiscal year. A combination of industry factors and the sluggish national economy resulted in a down quarter in sales and net income versus fiscal 2007 results, though performance was up from fiscal 2008’s first quarter. Revenues for the quarter were $67.8 million, down 11% from last year’s second-quarter sales of $76.3 million. Net income for the quarter was $3.4 million, compared to $5.6 million in the second quarter of fiscal 2007. Net income per diluted share for the quarter was $.27, versus $.44 in the second quarter of fiscal 2007.

For the first six months of fiscal 2008, Courier sales were $130.7 million, down 7% from $140.6 million in 2007. Net income through six months was $4.8 million, down from $9.6 million a year ago. Net income per diluted share for the period was $.38, compared to $.76 in fiscal 2007.

Second quarter performance in Courier’s book manufacturing segment reflected both a tight competitive environment and a slower-than-usual start to the spring textbook season, reducing capacity utilization. Overall, book manufacturing revenues were down 12%, with declines in all three of the company’s principal manufacturing markets of education, religion and specialty trade. Revenues in Courier’s specialty book publishing segment were down 8%, with weak sales at Dover Publications and Creative Homeowner, and only modest growth at Research & Education Association (REA).

“It was a tough quarter for our company and our industry,” said Courier Chairman and Chief Executive Officer James F. Conway III. “In book manufacturing, while underlying indicators in the education market are still strong, reprint order flow was slow, reflecting structural changes and caution among textbook publishers. And in our own publishing segment, with the housing recession increasingly threatening other sectors in the economy, slow retail traffic hurt not only Creative Homeowner, but also both Dover and REA.

“It is clear from these past two quarters that we are working our way through challenging conditions both at the macro level of the national economy and at the industry level, where consolidation and turbulence have yet to settle out. In such an environment, we are doing what we know best: leaving no stone unturned to maximize internal efficiency and the caliber of service we deliver to customers. This behavior is not only habitual for Courier, but key to our continuing success in gaining market share among our customers and being ready to make the most of the larger opportunities we expect to see in the second half of the year.”

Book manufacturing sales down on education shortfall

Courier’s book manufacturing segment had second-quarter sales of $53.4 million, down 12% from last year’s second quarter. Pretax income for the segment was down in the quarter to $5.5 million, versus $7.9 million in last year’s second quarter. Gross profit in the segment fell to $12.8 million from $15.7 million, decreasing as a percentage of sales to 24.0% from 25.9% in the second quarter of fiscal 2007. This decrease reflected a $300,000 increase in depreciation costs as a result of last year’s investments in additional capacity, as well as underutilization of that increased capacity during the current slowdown. For the year to date, book manufacturing sales were $103.1 million, down 7% from fiscal 2007. Year-to-date pretax income in the segment was $8.0 million, down 42% from $13.8 million in 2007.

The book manufacturing segment focuses on three publishing markets: education, religion, and specialty trade. Sales to the education market were up from the first quarter but down 17% from a year earlier, hurt by lower-than-expected orders for textbook reprints, with publishers managing inventories carefully in the uncertain economy and tight credit markets, as well as industry consolidation resulting in the elimination of certain titles. Orders for new four-color elementary and high school textbooks were slow early in the quarter, but picked up sharply toward the end. For the first six months of fiscal 2008, education sales were down 9%. Sales to the religious market were down 15% from an unusually strong second quarter last year, and down 6% on a year-to-date basis, largely due to order timing. Overall, religious sales are consistent with expected full-year growth in the low single digits. Sales to the specialty trade market were off 2% in the quarter and 5% for the first six months of fiscal 2008, reflecting both the current softness in retail sales and several large one-time orders last year.

During the quarter, Courier completed the installation of a new press incorporating advanced, exclusive technology to serve the religious market at its Philadelphia plant. Work continued on the installation of new bindery equipment in the same plant, a project expected to be completed this summer. Both improvements are part of a major technology upgrade in support of a key customer’s global scripture distribution program.

“Between increasing caution in the current economy and tighter financial controls in the wake of industry consolidation, orders from educational publishers remained slower than we had hoped in the second quarter,” said Mr. Conway. “Fortunately, the pace accelerated in March, and we ended the quarter with our four-color capacity nearly sold out for the third quarter, in keeping with longer-term expectations. Religious sales reflected the pattern of quarterly fluctuations we have seen in recent years, but the long-term trend remains positive and our relationship with our key customer is stronger than ever, with a new generation of technology coming online that will enable a breakthrough in scripture productivity. In specialty trade, we believe our soft second quarter is simply an echo of the challenges faced by retailers everywhere in the current economy. Our answer to all these conditions is to operate efficiently, continue to outserve the competition, and work closely with customers to help them succeed and seize new opportunities.”

Specialty publishing results reflect continued home-center weakness

Courier’s specialty publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Research & Education Association (REA), a publisher of test preparation books and study guides; and Creative Homeowner, a publisher and distributor of books on home design, decorating, landscaping and gardening, as well as complete home plans and blueprints.

Second-quarter sales for the segment were $16.8 million, down 8% from $18.2 million in last year’s second quarter. With the nationwide housing recession continuing, store traffic at home improvement centers remained down, reducing sales of Creative Homeowner books. Sales for the rest of the segment also mirrored the larger economy, with Dover sales down by nearly $1 million and REA sales up only 2%, ending a string of ten consecutive quarters of double-digit REA sales gains. For the first six months of fiscal 2008, specialty publishing sales were $32.0 million, down 8% from fiscal 2007. Pretax income in the segment reflected these sales results. Pretax income was $202,000 in the quarter, versus $1.4 million last year, with income down at Dover and REA, while Creative Homeowner recorded a loss of $775,000, including charges totaling approximately $350,000 to increase inventory reserves and to write down investment in titles that have not performed up to expectations. Year-to-date pretax income in the segment was $251,000, versus $2.2 million in fiscal 2007.

“With the effects of the weak housing sector spilling throughout the economy, our publishing businesses were all affected,” said Mr. Conway. “We feel the charges taken by Creative Homeowner in the quarter are prudent in these economic conditions.

“There was good news in the segment, as Creative Homeowner published two new ‘green’ titles that sold well into a variety of channels. Creative also gained share among mass merchant retailers with significant orders for home improvement and gardening titles during the second quarter. Dover has also made promising inroads into these channels, which we expect to drive sales in the second half of the year. Dover also introduced a major new product line targeting the craft channel, which will begin shipping in the third quarter, and prepared for the launch of another new product line that is expected to begin shipping in the fourth quarter.

“This was also the quarter in which we brought the manufacturing of Creative Homeowner books back home to our own facilities in the United States, a major advance environmentally as well as financially. And we completed our SAP technology installation at Creative Homeowner, resulting in a unified, state-of-the-art infrastructure that will strengthen collaboration and efficiency throughout our publishing segment going forward. ”

Outlook

“With strong bookings in hand for the third quarter and positive indications for the fourth, we expect the second half of fiscal 2008 to be substantially better than the first,” said Mr. Conway. “Yet even after last year’s investments in capacity, our ability to make up for the first two quarters’ revenue shortfall in book manufacturing will be capacity-bound. And on the publishing side, while we expect growth at Dover and REA, we expect Creative Homeowner results will continue to be hampered by nationwide weakness in housing and home improvement sales. As a result, we are reducing our full-year guidance.

“For the remainder of fiscal 2008, we expect sales growth of 7% to 10%, resulting in earnings per share of $1.32 to $1.42, versus earnings of $1.27 for the last six months of fiscal 2007. For fiscal 2008 overall, we project total sales of between $296 and $301 million, versus $295 million in fiscal 2007. We expect full-year earnings per share of $1.70 to $1.80 for fiscal 2008, compared to $2.03 per diluted share in fiscal 2007.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company’s operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to measures of financial performance prepared in accordance with GAAP. For the first six months of fiscal 2008, Courier’s EBITDA was $19 million, compared to $25 million for the same period last year. For the full year, we expect EBITDA to be between $57 million and $59 million, versus $61 million for fiscal 2007.”

Share Repurchase Plan

Through the second quarter of fiscal 2008, Courier repurchased approximately 250,000 shares of its common stock for approximately $7.2 million under its share repurchase plan. As of the end of the second quarter, Courier had approximately $2.8 million of authorization still available under the share repurchase plan for future stock repurchases.

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe”, “expect”, “anticipate”, “intend”, “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates such as the housing market, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, success in the execution of acquisitions and the performance and integration of acquired businesses, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in tax regulations, changes in the Company’s effective income tax rate, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	QUARTER ENDED		SIX MONTHS ENDED
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007

Net sales	$67,787	$76,336	$130,650	$140,648
Cost of sales	48,418	52,706	94,540	96,874

Gross profit	19,369	23,630	36,110	43,774

Selling and administrative expenses	13,674	14,203	27,890	27,704
Interest expense, net	272	476	567	698

Income before taxes	5,423	8,951	7,653	15,372

Provision for income taxes	2,040	3,342	2,854	5,740

Net income	$3,383	$5,609	$4,799	$9,632

Net income per diluted share	$0.27	$0.44	$0.38	$0.76

Cash dividends declared per share	$0.20	$0.18	$0.40	$0.36

Wtd. average diluted shares outstanding	12,521	12,682	12,610	12,673

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$53,359	$60,464	$103,066	$110,426
Specialty Publishing	16,758	18,160	32,014	34,918
Elimination of intersegment sales	(2,330)	(2,288)	(4,430)	(4,696)
Total	$67,787	$76,336	$130,650	$140,648

Income before taxes:
Book Manufacturing	$5,487	$7,877	$8,006	$13,768
Specialty Publishing	202	1,363	251	2,170
Stock based compensation	(302)	(363)	(742)	(726)
Intersegment profit	36	74	138	160
Total	$5,423	$8,951	$7,653	$15,372

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	March 29,	September 29,
ASSETS	2008	2007

Current assets:
Cash and cash equivalents	$1,524	$1,549
Accounts receivable	46,008	47,673
Inventories	41,713	38,183
Deferred income taxes	3,460	3,469
Other current assets	3,105	1,550
Total current assets	95,810	92,424

Property, plant and equipment, net	95,751	97,778
Goodwill and other intangibles	67,682	68,103
Prepublication costs	10,068	10,220
Other assets	1,438	1,310

Total assets	$270,749	$269,835

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$91	$91
Accounts payable	16,134	20,111
Accrued taxes	1,208	2,129
Other current liabilities	11,511	14,061
Total current liabilities	28,944	36,392

Long-term debt	29,746	17,375
Deferred income taxes	11,462	9,446
Other liabilities	3,476	3,619

Total liabilities	73,628	66,832

Total stockholders' equity	197,121	203,003

Total liabilities and stockholders' equity	$270,749	$269,835

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Six Months Ended
	March 29,	March 31,
	2008	2007

Operating Activities:
Net income	$4,799	$9,632
Adjustments to reconcile net income to
cash provided from operating activities:
Depreciation and amortization	10,558	9,250
Stock based compensation	742	726
Deferred income taxes	2,025	1,133
Changes in working capital	(10,863)	(10,042)
Other, net	(371)	(189)

Cash provided from operating activities	6,890	10,510

Investment Activities:
Capital expenditures	(5,475)	(11,793)
Prepublication costs	(2,464)	(2,757)

Cash used for investment activities	(7,939)	(14,550)

Financing Activities:
Long-term borrowings, net	12,371	7,043
Cash dividends	(5,016)	(4,494)
Proceeds from stock plans	804	1,175
Stock repurchases	(7,177)	-
Excess tax benefits from stock based compensation	42	201

Cash provided from financing activities	1,024	3,925

Decrease in cash and cash equivalents	(25)	(115)

Cash and cash equivalents at the beginning of the period	1,549	1,483

Cash and cash equivalents at the end of the period	$1,524	$1,368

Non-GAAP measures - EBITDA:
Net income	$4,799	$9,632
Provision for income taxes	2,854	5,740
Interest expense, net	567	698
Depreciation and amortization	10,558	9,250
EBITDA	$18,778	$25,320

CONTACT:
Courier Corporation
James F. Conway III, Chairman,
President and Chief Executive Officer
or
Peter M. Folger,
Senior Vice President and
Chief Financial Officer
978-251-6000
www.courier.com